Exhibit 99

Heritage Financial Group Announces Agreement to Dispose of Its Largest Nonperforming Asset

Company Revises Previously Announced Fourth Quarter and Full Year 2009 Results to Record Additional Loan Loss Provision

Company to File Form 12b-25 Notification of Late Filing for Its Annual Report on Form 10-K for 2009

ALBANY, Ga.--(BUSINESS WIRE)--April 1, 2010--Heritage Financial Group (NASDAQ: HBOS), the holding company for HeritageBank of the South, today announced that, subsequent to the issuance of preliminary results for the fourth quarter and year ended December 31, 2009, the Company determined the need for an additional $2.0 million in loan loss provision related to the disposition of a single nonperforming loan, based on a recently received appraisal on the collateral property and the execution of an agreement to sell the property.

The Company's results for the fourth quarter and year ended December 31, 2009, are in the process of being revised. Accordingly, the Company's previously issued results for such periods should no longer be relied upon.

This particular loan is a $5.0 million loan originated in 2006 by the Bank's Albany office on raw land in Atlanta, Georgia, and is the largest single nonperforming loan in the Company's portfolio. At December 31, 2009, the Company previously had established a specific reserve of $1.7 million against this loan, leaving a net carrying loan value of approximately $3.3 million that matched the estimated value of the property at that time. This specific reserve was included in previously announced preliminary results.

On March 2, 2010, the Company foreclosed on this property and began the process of reassessing its value and marketing the property for sale. Based on the deteriorating economy in the Atlanta market, including the significant amount of commercial and construction real estate for sale, the Company accepted a cash offer and executed an agreement to sell this property for $1.9 million on March 30, 2010. Accordingly, the Company intends to charge-off $3.1 million on this loan and to increase its provision expense for the fourth quarter and year ended December 31, 2009, by $2.0 million over that previously reported. This amount reduces the net loan carrying value to the sale price and includes an additional $600,000 to replenish the Company's allowance for loan losses, which is derived in part by the level of loan charge-offs – now elevated further by the partial charge-off on this loan.

Because of the timing of these developments, the pending sale of the property and the work needed to revise the Company's financial statements for filing with the 2009 Annual Report on Form 10-K, the Company today will file a Form 12b-25 – Notification of Late Filing for its Form 10-K.

As a result of the additional amount, the total provision for loan losses for the fourth quarter of 2009 will be $3.7 million compared with a previously reported provision of $1.7 million. The total provision for the full year 2009 will be $7.5 million compared with a previously reported provision of $5.5 million. The net loss for the fourth quarter of 2009 will be $1.7 million or $0.17 per diluted share, up from the previously reported net loss of $418,000 or $0.04 per diluted share. The net loss for the full year 2009 will be $1.7 million or $0.16 per diluted share, up from the previously reported net loss of $336,000 or $0.03 per diluted share. Total assets as of December 31, 2009, will be $571.9 million versus the previously reported $573.2 million, and total stockholders' equity will be $60.8 million compared with the previously reported $62.1 million. The full effects of the subsequent event on the Company's financial condition and results of operations as of and for the year ended December 31, 2009, will be described in the Form 10-K, when filed. Highlights of the Company's financial condition and results of operations, as revised, are included in tables at the end of this news release.

Commenting on the announcement, Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group, said, "Although we regret the need to revise our previously reported results, this subsequent event reflects the ongoing difficult and very fluid nature of any effort to establish values on certain acquisition and development loans in the current environment. We have worked steadily to reduce our exposure to acquisition and development loans, which accounted for only 9% of our core loan portfolio – down from 17% two years earlier. With respect to this specific loan, our most significant nonperforming asset, we have moved aggressively to take possession of the property through foreclosure, identify a buyer and execute an agreement to sell the property, which we believe essentially brings this process to a conclusion and puts this nonperforming loan behind us."

Dorminey noted that the late revision to the provision for loan losses does not significantly affect the Company's capital position, which remains well above the levels required to be considered "well capitalized" under regulatory standards – the highest capital rating category that a financial institution can attain. As previously reported, the Company's total risk-based capital ratio was 17.0% at December 31, 2009, versus the required 10% minimum required to be considered well-capitalized. As revised, the Company's total risk-based capital ratio remains a solid 16.6%. In addition, this charge-off reduces the Company's nonperforming assets as a percentage of total assets from 2.33% as previously reported to 1.79%.

Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily South Georgia and North Central Florida through 10 full-service banking offices. As of December 31, 2009, the Company reported total assets of approximately $571.9 million and total stockholders' equity of approximately $60.8 million. For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.

Heritage, MHC, a mutual holding company formed in 2002, holds approximately 76% of the shares of Heritage Financial Group. The remaining 24% of Heritage Financial Group's shares are held by public stockholders.

Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.

HERITAGE FINANCIAL GROUP
Unaudited Financial Highlights - Revised
(In thousands, except per share amounts)

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Interest income	$5,835	$6,548	$23,401	$27,195
Interest expense	1,914	3,132	8,794	12,494
Net interest income	3,921	3,416	14,607	14,701
Provision for loan losses	3,700	950	7,500	3,350
Net interest income after provision for loan losses	221	2,466	7,107	11,351
Noninterest income	1,859	1,923	7,787	4,588
Noninterest expense	4,965	4,207	18,271	17,429
Income (loss) before income taxes	(2,885)	182	(3,377)	(1,490)
Income tax benefit	(1,150)	(50)	(1,724)	(1,228)
Net income (loss)	$(1,735)	$232	$(1,653)	$(262)
Net income (loss) per share:
Basic	$(0.17)	$0.02	$(0.16)	$(0.03)
Diluted	$(0.17)	$0.02	$(0.16)	$(0.03)
Weighted average shares outstanding:
Basic	10,079	10,128	10,055	10,209
Diluted	10,079	10,128	10,055	10,209
Dividends declared per share	$0.08	$0.07	$0.32	$0.28

		Dec. 31, 2009	Sept. 30, 2009	Dec. 31, 2008
Total assets		$571,948	$470,458	$502,058
Cash and cash equivalents		14,922	12,680	10,160
Interest-bearing deposits in banks		43,236	5,075	746
Securities available for sale		120,527	101,338	116,141
Loans receivable		334,139	299,296	302,488
Allowance for loan losses		6,060	8,028	4,951
Total deposits		426,607	322,311	338,546
Federal Home Loan Bank advances		42,500	42,500	52,500
Stockholders' equity		60,817	62,823	62,213

CONTACT:
Heritage Financial Group
T. Heath Fountain, 229-878-2055
Senior Vice President and Chief Financial Officer